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3 Miami COVID-19 Patients Successfully Recovered with Stem Cell Therapy

POSTED ON MAY 7, 2020 BY MICHELLEIBARRA


07
May

A team of South Florida doctors have successfully treated three critically ill COVID-19 patients with an experimental stem cell treatment for the first time, signaling a potential path to recovery for patients experiencing acute respiratory failure.

The doctors at Baptist Health South Florida, say the intravenous treatment is a "**game-changer**" and could pave the way for an effective treatment for patients in intensive care.

"I'm very excited about this treatment because I really think it is going to work," said Dr. Javier Pérez-Fernández, critical care director at Baptist Health who helped choose the three patients, based partly on their conditions.

The stem cells are grown from umbilical cord tissue by California-based **RESTEM**, a biotechnology company that has a patent for the umbilical cord mesenchymal stem cells. **RESTEM** researchers have been studying the effects of these types of cells on autoimmune diseases for over a decade and thought they could help reverse what's known as a cytokine storm, or when the immune system attempts to fight off the virus by attacking its cells instead.

"We've been focused very much so on our cells and the immune system because the immune system is key to health, period. And we now know actually with COVID-19 that it's key to health," said Rafael Gonzalez, senior vice president of research and development at **RESTEM.**

Gonzalez said stem cells help the body return to homeostasis or achieve a healthy state of balance in the body. In some COVID-19 patients, the body overreacts to keep itself in balance, causing organ damage that can affect the lungs and heart. **Stem cells can help the body survive through the infection and slowly recover.**

"[Stem cells] will die off eventually. Stem cells don't necessarily produce new organs, new tissues, but they help our body heal; they help our body regenerate," Gonzalez said.

After receiving individual emergency approvals by the Food and Drug Administration, doctors at Baptist Health partnered with **RESTEM** to begin choosing candidates for the treatment.

All three of the patients chosen had been intubated for at least a day before the frozen stem cells were sent from **RESTEM** in California and administered to patients intravenously. In a matter of days, all three began to improve. As of Thursday, two of the patients have been discharged from the intensive care unit and the third is recovering and expected to be extubated soon, doctors said.

Guenther Koehne, deputy director and chief of blood and marrow transplant at Baptist Health's Miami Cancer Institute, was the lead investigator of the stem cell treatment and said its results

were "promising."

"The question that arises is when is the best time to treat patients with these cells. My short-term answer would be don't wait for too long because once you have irreversible lung damage, you will not see the result that's expected," Koehne said.

A clinical trial for a long-term study on the effects of this type of therapy is being reviewed by the FDA, but it's unclear exactly how long it could take until it is approved as a valid method to treat COVID-19 patients.

Earlier in April, the FDA approved a clinical trial of stem cell therapy on patients with COVID-19 at the University of Miami Miller School of Medicine. Results have not yet been released for the trial, which began last month.

Dr. Camillo Ricordi, a UM professor, and stem cell therapy researcher told the Herald that the cells derived from one umbilical cord, which are typically discarded after a woman gives birth, could generate enough stem cells to treat over 10,000 patients. Stem cells taken from umbilical cords can be adapted for many uses.

"It's a very, very difficult thing to treat, and a lot of people are dying from it. If this is something that can be expedited and be approved quicker, we don't know," Gonzalez said.

Source: https://www.miamiherald.com/news/coronavirus/article242388196.html

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